Exhibit 11

INTERNATIONAL PAPER COMPANY

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Earnings (loss) from continuing operations	$457	$(1,212)
Discontinued operations	(23)	(24)

Net earnings (loss)	434	(1,236)
Effect of dilutive securities	—	—

Net earnings (loss) - assuming dilution	$434	$(1,236)

Average common shares outstanding	445.3	486.3
Effect of dilutive securities
Profit sharing plan	2.7	—
Stock options	0.4	—

Average common shares outstanding - assuming dilution	448.4	486.3

Earnings (loss) per common share from continuing operations	$1.03	$(2.49)
Discontinued operations	(0.05)	(0.05)

Net earnings (loss) per common share	$0.98	$(2.54)

Earnings (loss) per common share from continuing operations - assuming dilution	$1.02	$(2.49)
Discontinued operations	(0.05)	(0.05)

Net earnings (loss) per common share - assuming dilution	$0.97	$(2.54)

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.